Exhibit 10.1

SHAREHOLDERS AGREEMENT

Dated as of July 9, 2004

Made by and between

Koninklijke Philips Electronics N.V. (hereinafter referred to as “Philips”), a company organized and existing under the laws of The Netherlands, having its registered office in Amsterdam, The Netherlands,

And

LG Electronics Inc. (hereinafter referred to as “LGE”), a corporation organized and existing under the laws of Korea and having its registered office in Seoul, Korea.

(Philips and LGE hereinafter collectively referred to as “JV Parents” or the “Parties” and individually as a “JV Parent” or a “Party”.)

WHEREAS, the JV Parents are the sole owners of all outstanding shares of LG.Philips LCD Co., Ltd. (hereinafter referred to as “LPL” or the “Company”) (any shares of the Company shall hereinafter be referred to as the “Shares”), each having a 50% shareholding;

WHEREAS, the JV Parents and LPL are now considering an initial public offering of certain Shares of LPL both in Korea and the USA (the “IPO”); and,

WHEREAS, the JV Parents recognize that, when the IPO takes place, LPL will become a publicly-listed company and that in anticipation of such IPO, the JV Parents and LPL have terminated the joint venture agreement among them dated July 26, 1999 (as amended) and the JV Parents desire to enter into a shareholders agreement in connection with certain matters related to LPL.

NOW THEREFORE, the Parties agree as follows:

ARTICLE I

BOARD OF DIRECTORS OF LPL

1.1 The board of directors of LPL (the “Board”) shall consist of 9 directors (each a “Director”) more than one half of which shall be outside directors (each an “Outside Director”) pursuant to the Securities and Exchange Act of Korea (the “SEA”). The Outside Directors shall be nominated by the outside director nomination and corporate governance committee of LPL (the “Outside Director Nomination and Corporate Governance Committee”) pursuant to Article 27-2 of the AOI effective as of the date of this Agreement. Subject to Sections 1.2 through 1.9, each JV Parent shall be entitled to nominate 2 non-Outside Directors. (Those non-Outside Directors nominated by Philips or their successors shall hereinafter be referred to as the “Philips

Directors” and those nominated by LGE or their successors shall hereinafter be referred to as the “LGE Directors.” The Philips Directors and LGE Directors shall hereinafter be collectively referred to as the “Parent Directors.”) Each JV Parent hereby undertakes to vote its Shares at any general meeting of shareholders of LPL (“Shareholders Meeting”) in favour of those candidates who have been nominated in accordance with Sections 1.5 through 1.9 by the other JV Parent for Directors’ seats.

1.2 For the purpose of initially forming the Board as described in Section 1.1, the following actions shall be taken in accordance with the SEA:

1.2.1 Each of LGE and Philips shall use its reasonable efforts to select two candidates, each for one Outside Director’s seat;

1.2.2 In addition, Philips and LGE shall use their reasonable efforts to jointly select one candidate for one Outside Director’s seat; and

1.2.3 The JV Parents shall cause (a) Shareholders Meeting(s) to be held, at which proposal(s) will be made for appointment of the candidates for Outside Directors’ seats, selected in accordance with Sections 1.2.1 and 1.2.2, and prior to or at which the JV Parents shall take any and all actions necessary to ensure that the Company shall have two Philips Directors (including one of the Joint Representative Directors) and two LGE Directors (including one of the Joint Representative Directors). Each JV Parent hereby undertakes to vote its Shares at such Shareholders Meeting(s) in favour of the candidates nominated by the other JV Parent for the Outside Directors’ seats, and the candidate jointly nominated for an Outside Director’s seat. The Outside Directors so elected shall be deemed to have been nominated by the Outside Director Nomination and Corporate Governance Committee pursuant to Article 27-2 of the AOI effective as of the date of this Agreement.

1.3 In searching candidates for the Outside Directors’ seats, the JV Parents shall take into account applicable Korean and US laws, regulations and requirements, with respect to, e.g., their independence in accordance with listing codes of the New York Stock Exchange and specific financial expertise.

1.4 In the event that either JV Parent desires to remove any Parent Director nominated by it, the other JV Parent will vote its Shares in favour of a proposal to remove such Parent Director at the relevant Shareholders Meeting. In the event of the death, resignation or other removal of a Parent Director prior to the end of his or her term, each JV Parent will vote its Shares in favour of a proposal to elect a replacement nominated by the JV Parent that designated such Director. The term of the replacement Parent Director shall be the remaining term of the predecessor. The JV Parent that requests the removal of any Parent Director shall indemnify and hold harmless the other JV Parent and LPL for any costs (except the costs of the convening of the relevant Shareholders Meeting) or damages incurred in connection therewith.

1.5 In the event that the Ownership Percentage of either JV Parent falls to any percentage below 25% but equal to 15% or higher, as long as the Ownership Percentage of the other JV Parent remains at 25% or higher,

(i)	such JV Parent shall no longer have the right to nominate an executive officer pursuant to Section 2.3 or 2.4, as the case may be;
(ii)	such JV Parent shall be entitled to nominate only one Parent Director;
(iii)	the number of the Parent Directors such other JV Parent shall be entitled to nominate shall be three; and
(iv)	the Company shall have only one representative director who shall be nominated by such other JV Parent,

even if at any time thereafter the Ownership Percentage of such JV Parent is increased to 25% or higher. In such case, both JV Parents shall (a) request their respective Parent Directors to cast vote in favour of removal of the CEO/Joint Representative Director (in such capacity) or the CFO/Joint Representative Director (in such capacity), as the case may be, nominated by the JV Parent whose Ownership Percentage has fallen to any percentage below 25% but equal to 15% or higher as the CEO/Joint Representative Director or CFO/Joint Representative Director (as the case may be) at the Board meeting held immediately after such fall of the Ownership Percentage of such JV Parent; and (b) vote their Shares for the removal of any Parent Directors (in excess of one Parent Director) nominated by the JV Parent whose Ownership Percentage has fallen to any percentage below 25% but equal to 15% or higher at the first ordinary annual Shareholders Meeting held after such fall of the Ownership Percentage of such JV Parent.

1.6 In the event that the Ownership Percentage of either JV Parent falls below 15%, as long as the Ownership Percentage of the other JV Parent remains 25% or higher,

(i)	such JV Parent’s right to nominate a JV Parent Director shall terminate;
(ii)	the number of the Parent Directors such other JV Parent shall be entitled to nominate shall be four; and
(iii)	the Company shall have only one representative director who shall be nominated by such other JV Parent,

even if at any time thereafter the Ownership Percentage of such JV Parent is increased to 15% or higher. In such case, both JV Parents shall (a) request their respective Parent Directors to cast vote in favour of removal of the CEO/Joint Representative Director (in such capacity) or CFO/Joint Representative Director (in such capacity), as the case may be, nominated by the JV Parent whose Ownership Percentage has fallen to any percentage below 15% as the CEO/Joint Representative Director or CFO/Joint Representative Director (as the case may be) at the Board meeting held immediately after such fall of the Ownership Percentage of such JV Parent; and (b) vote their Shares for the removal of all of the Parent Directors nominated by the JV Parent whose Ownership Percentage has fallen to any percentage below 15% at the first ordinary annual Shareholders Meeting held after such fall of the Ownership Percentage of such JV Parent.

1.7 In the event that the Ownership Percentage of each JV Parent falls to any percentage below 25% but equal to 15% or higher,

(i)	none of the JV Parents shall any longer have the right to nominate an executive officer pursuant to Section 2.3 or 2.4, as the case may be;
(ii)	each JV Parent shall be entitled to nominate two Parent Directors; and
(iii)	the Company shall have only one representative director,

even if at any time thereafter the Ownership Percentage of one or both JV Parents is increased to 25% or higher. In such case, both JV Parents shall (a) request their respective Parent Directors to cast vote in favour of removal of the CEO/Joint Representative Director (in such capacity) and CFO/Joint Representative Director (in such capacity) nominated by them at the Board meeting held immediately after such fall of the Ownership Percentage of such JV Parent; and (b) vote their Shares for the removal of any Parent Directors (in excess of two Parent Directors for each JV Parent) nominated by them at the first ordinary annual Shareholders Meeting held after such fall of the Ownership Percentages of such JV Parents.

1.8 In the event that the Ownership Percentage of either JV Parent falls below 15%, as long as the Ownership Percentage of the other JV Parent remains below 25% but 15% or higher,

(i)	such JV Parent’s right to nominate the executive officer pursuant to Section 2.3 or 2.4, as the case may be, shall terminate;
(ii)	such JV Parent’s right to nominate a JV Parent Director shall terminate;
(iii)	such other JV Parent shall be entitled to nominate four Parent Directors (but no executive officer); and
(iv)	the Company shall have only one representative director,

even if at any time thereafter the Ownership Percentage of such JV Parent is increased to 15% or higher or the Ownership Percentage of such other Parent is increased to 25% or higher. In such case, both JV Parents shall (a) request their respective Parent Directors to cast vote in favour of removal of the CEO/Joint Representative Director (in such capacity) or CFO/Joint Representative Director (in such capacity), as the case may be, nominated by the JV Parent whose Ownership Percentage has fallen to any percentage below 15% as the CEO/Joint Representative Director or CFO/Joint Representative Director (as the case may be) at the Board meeting held immediately after such fall of the Ownership Percentage of such JV Parent; and (b) vote their Shares for the removal of all Parent Directors nominated by the JV Parent whose Ownership Percentage has fallen to any percentage below 15% at the first ordinary annual Shareholders Meeting held after such fall of the Ownership Percentage of such JV Parent.

1.9 In the event that the Ownership Percentage of each JV Parent falls below 15%,

(i)	each JV Parent’s right to nominate the executive officer pursuant to Section 2.3 or 2.4, as the case may be, shall terminate;
(ii)	each JV Parent’s right to nominate a JV Parent Director shall terminate; and
(iii)	the Company shall have only one representative director,

even if at any time thereafter the Ownership Percentage of such JV Parent or such other JV Parent is increased to 15% or higher. In such case, both JV Parents shall (a) request their respective Parent Directors to cast vote in favour of removal of the CEO/Joint Representative Director (in such capacity) and CFO/Joint Representative Director (in such capacity) nominated by them at the Board meeting held immediately after such fall of the Ownership Percentage of such JV Parent; and (b) vote their Shares for the removal of all Parent Directors nominated by them at the first ordinary annual Shareholders Meeting held after such fall of the Ownership Percentages of such JV Parents.

1.10 For the avoidance of doubt, it is understood that an entitlement to nominate a Director or officer pursuant to Sections 1.5 through 1.9 and Sections 2.3 and 2.4 constitutes a right as between the Parties, and not a right reflected or to be reflected in the AOI or other constitutive documents of LPL.

ARTICLE II

GOVERNANCE OF LPL

2.1 The JV Parents hereby confirm the corporate governance framework for LPL as set forth in (i) the AOI effective as of the date of this Agreement, an English translation of which is attached hereto as Annex 2.1a, and (ii) the draft charter for the Board, of which an English translation is attached as Annex 2.1b. The JV Parents hereby also confirm and agree that LPL shall decide in its own discretion its business model and business policy, including any outsourcing arrangement.

2.2 The JV Parents shall meet at least on a semi-annual basis and in addition at the request of either JV Parent, in order to review and discuss, in their capacity as major shareholders of LPL, the strategy and performance of LPL in relation to the business interests of either JV Parent. Meetings can take place in person or by telephone. Either JV Parent shall have the right to propose items for the agenda of these meetings. Without limitation, the JV Parents may (but are under no obligation to) discuss (i) matters which in their opinion should be brought to the attention of LPL’s management or Board, (ii) matters which should in their opinion be placed on the agenda of a Shareholders Meeting, and (iii) how they intend to vote with respect to specific items on the agenda of a Shareholders Meeting.

2.3 Subject to Sections 1.5 through 1.9, Philips shall be entitled to nominate the CFO who shall be one of the Joint Representative Directors.

2.4 Subject to Sections 1.5 through 1.9, LGE shall be entitled to nominate the CEO who shall be one of the Joint Representative Directors (or the Single Representative Director).

2.5 In case any Parent Director fails to cast its vote at any meeting of the Board in favour of (i) the election of the candidate for the CEO/Joint Representative Director (or Single Representative Director) or CFO/Joint Representative Director (as the case may be) nominated pursuant to Sections 2.3 or 2.4 (as the case may be) or (ii) the removal of the CEO/Joint Representative Director or CEO/Single Representative Director (in such capacity) or CFO/Joint Representative Director (in such capacity), as the case may be, pursuant to the Parent’s request under Sections 1.5 through 1.9, both JV Parents shall vote their Shares for the removal of such Parent Director at the first Shareholders Meeting held after the failure of such Parent Director. Notwithstanding the foregoing, the foregoing removal obligation shall not apply in case the relevant Parent Director was of the reasonable opinion that he, would he have voted in line with such nomination or removal (as the case may be), would have breached his fiduciary duties. For the avoidance of doubt, liquidated damages under Article V shall arise only when the foregoing voting obligation is breached by a JV Parent which has nominated the relevant Parent Director, and there shall be no liquidated damages payable (or any other liability) under Article V just because a Parent Director casts his vote not in line with the nomination or removal request (as the case may be) by a JV Parent.

2.6 Notwithstanding anything to the contrary contained herein, the Parties shall do or cause to be done all commercially reasonable acts or things in favour of giving effect to this Agreement, including without limitation, any amendment to the AOI (at any extraordinary or ordinary Shareholders Meeting) with respect to the change in the number of the representatives directors of LPL pursuant to Sections 1.5 through 1.9.

ARTICLE III

PREPARATION OF THE IPO OF LPL; INFORMATION

3.1 The JV Parents agree to cooperate in good faith in the preparation of the IPO, which shall take place at a time which they and LPL shall mutually agree.

3.2 Each of the Parties hereby undertakes that after the IPO (i) it will advise the other Party without undue delay of any purchases or sales of securities of LPL, and (ii) it will cooperate with the other Party in connection with the preparation and filing of any necessary 13G/13D filings with the US Securities and Exchange Commission including, without limitation, providing such other Party with such information as such other Party shall reasonably request.

ARTICLE IV

TRANSFER OF LPL SHARES

4.1 From the date of this Agreement until 365 days after the date that the listing of the Shares (or American depository shares representing the Shares in case of the New York Stock Exchange) on the Korea Stock Exchange and the New York Stock Exchange becomes effective (the “First Restricted Period”), neither Philips nor LGE will (except as part of an offering of secondary Shares in the context of the IPO) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, and whether on the open market or not, any Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without the prior written consent of the other JV Parent, except as permitted by Section 4.5.

4.2 During the First Restricted Period, neither Philips nor LGE, nor any of their respective Affiliates, will offer or contract to buy, buy or otherwise acquire, whether directly or indirectly, and whether on the open market or not, any Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that results in the acquisition of economic ownership of Shares or publicly disclose the intention to make any such offer or contract to buy or acquisition, or to enter into any such transaction, swap, hedge or other arrangement, without the prior written consent of the other JV Parent, except as permitted by Section 4.4.

4.3 After the end of the First Restricted Period, Sections 4.3.1 through 4.3.6 shall apply until the earlier of (i) the date that either Party’s Ownership Percentage first falls below 15% or (ii) the date that the combined Ownership Percentages of both Parties first fall below 40%:

4.3.1 In the event a JV Parent (the “Offering Party”) desires to sell, other than by way of an open market transaction (including, for the avoidance of doubt, an open market transaction pursuant to each of the Registration Rights Agreements between LPL and LGE and between LPL and Philips, respectively), excluding any Block Trade (in case of any sale through an open market transaction which is an exception to the restriction under this Section 4.3, the selling JV Parent shall also, in deciding on volume and timing of such sale, take into account, at its reasonable discretion, market circumstances, including, without limitation, the effect such sale will have on the price of the Shares), all or any part of its Shares (the “Offered Shares”) pursuant to a bona fide offer from a proposed third party purchaser, it must so notify the other JV Parent (the “Offeree Party”) and the Board in writing. Such notice shall contain the terms of any bona fide offer from a proposed third party purchaser or the terms on which the Offering Party proposes to sell the Offered Shares and the number of Offered Shares. The Offeree Party will have a period of thirty (30) days to (i) consent to the sale of all but not less than all of the Offered Shares to the proposed third party purchaser on the terms set forth in the Offering Party’s notice, (ii) agree to purchase all but not less than all of the Offered Shares on the terms set forth in the Offering Party’s notice or (iii) locate another purchaser who is willing to purchase all but not less than all of the Offered Shares on the terms set forth in the Offering Party’s notice or other terms satisfactory to the Offering Party. If the Offeree Party or such other purchaser agrees to purchase all but not less than all of the Offered Shares, the Offering Party shall sell such Offered Shares to the Offeree Party or such other purchaser as provided herein. If the Offering Party sells such Offered Shares to a purchaser other than the Offeree Party, such sale shall be subject to the tag-along rights set forth in Section 4.3.4.

4.3.2 In the event that the bona fide offer is revised on terms less favourable to the Offering Party during the thirty (30) day period referred to in Section 4.3.1, the Offering Party shall so notify the Offeree Party, the thirty (30) day period shall recommence and the Offeree Party or another purchaser located by the Offeree Party may purchase the Offered Shares on the terms set forth in the Offering Party’s amended notice.

4.3.3 The closing of the purchase and sale of any Offered Shares shall take place on such date not later than ninety (90) days following the receipt of the Offeree Party’s consent, agreement or location of another purchaser in accordance with Section 4.3.1. If such sale is not consummated within such period, any subsequent offer or sale will be subject to the provisions of this Section 4.3.

4.3.4 Tag-Along Right

(a) In the event that the Offeree Party does not agree to purchase all but not less than all of the Offered Shares pursuant to Section 4.3.1, the Offeree Party shall have the right to sell its Shares to the third party purchaser for the same consideration per share and otherwise on the same terms and conditions as Shares are purchased from the Offering Party, which shall not be less favourable to the Offeree Party than the terms set forth in the notice delivered to the Offeree Party pursuant to Section 4.3.1; provided that the Offering Party and the Offeree Party shall each bear a pro rata portion of the reasonable fees and expenses payable to any third party (such as, without limitation, banks, accountants or legal advisers) in connection with such sale. After receipt of such notice, the Offeree Party shall provide written irrevocable notice of the exercise of its tag-along right set forth in this Section 4.3.4(a) and the number of Shares it desires to include in the proposed sale (a “Tag-along Acceptance Notice”) to the Offering Party within the thirty (30) day period set forth in Section 4.3.1. The Tag-along Acceptance Notice shall be deemed to be a valid and binding agreement of the Offeree Party to sell its Shares. If the Offeree Party fails to deliver the Tag-along Acceptance Notice within such period, the Offeree Party shall be deemed to have rejected the offer in such notice.

(b) The maximum number of Shares that the Offeree Party may sell in the proposed sale shall equal to the number of Offered Shares multiplied by a fraction the numerator of which is the number of Shares owned by the Offeree Party and the denominator of which is the aggregate number of Shares owned by the Offeree Party and the Offering Party. Any Shares of the Offeree Party so included will reduce the number of Shares to be sold by the Offering Party.

(c) Prior to the consummation of the sale or other disposition of the Shares pursuant to this Section 4.3.4, the Offering Party shall notify the Offeree Party of the proposed closing of the offer. The Offeree Party shall promptly deliver to the representative designated by the Offering Party the certificates, duly endorsed, representing the Shares to be sold pursuant to the offer, together with a limited power-of-attorney authorizing the Offering Party to sell or otherwise dispose of such Shares pursuant to the terms of the offer.

(d) In the event the bona fide offer is revised on terms less favourable to the Offering Party during the thirty (30) day period referred to in Section 4.3.1, the Offering Party shall so notify the Offeree Party, the thirty (30) day period shall recommence and the Offeree Party shall have the right pursuant to this Section 4.3.4 to sell its Shares on the terms set forth in the Offering Party’s amended notice.

(e) Notwithstanding anything contained in this Section 4.3.4 to the contrary, there shall be no liability on the part of the Offering Party to the Offeree Party if the sale of the Shares pursuant to this Section 4.3.4 is not consummated because the Shares specified in the notice are not sold for whatever reason; provided that, the Offering Party has performed its obligations with respect to any such sale as provided in this Section 4.3.4 and no other Shares have been sold pursuant to such notice.

4.3.5 For the purpose of implementing the foregoing provisions on the right of first refusal and the tag-along right in a Block Trade, the price of sale of Shares by the Offeror Party to a third party in a Block Trade shall be the market price effective as of the date of the closing of such Block Trade less any discounts in connection therewith up to 10% of such price; provided that, such price after such discount shall not be lower than the price offered to the Offeree Party under Sections 4.3.1 and 4.3.2.

4.3.6 If either JV Parent or any of its Affiliates (jointly, the “Acquiror”) has a plan to acquire 5% or more of the total outstanding Shares in a single transaction or a series of related transactions, such JV Parent shall notify the other JV Parent in writing at least 40 days prior to commencing such acquisition, such notice (the “Invitation”) to contain the number of Shares which the Acquiror plans to acquire (the “Proposed Shares”) as well as the terms on which the Acquiror plans to acquire such Proposed Shares, and (except in case of an open market transaction or a series of open market transactions, not including a Block Trade):

(a) The other JV Parent (the “Invitee”) shall have the right to participate in such acquisition for a cash consideration equivalent to the consideration per share, and otherwise on the same terms and conditions as Shares are purchased by the Acquiror, which shall not be less favourable to the Invitee than the terms set forth in the Invitation, and provided that the Acquiror and the Invitee each bear a pro rata portion of the fees and expenses payable to any third party (such as, without limitation, banks, accountants or legal advisers) in connection with such acquisition. In case the Invitee elects to make use of its right hereunder, the Invitee shall provide written irrevocable notice (a “Participation Notice”) to the Acquiror setting forth the number of Shares for which it desires to participate in the proposed acquisition, within thirty (30) days after receipt of the Invitation. The Participation Notice shall be deemed to be a valid and binding agreement of the Invitee to acquire such Shares. If the Invitee fails to deliver the Participation Notice within such period, the Invitee shall be deemed to have rejected the Invitation.

(b) The maximum number of Shares that the Invitee may acquire in the proposed acquisition shall equal the number of Proposed Shares multiplied by a fraction the numerator of which is the number of Shares owned by the Invitee and the denominator of which is the aggregate number of Shares owned by the Invitee and the Acquiror. Any Shares of the Invitee so included will reduce the number of Shares to be acquired by the Acquiror.

(c) Prior to the consummation of the acquisition pursuant to this Section 4.3.6, the Acquiror shall notify the Invitee of the proposed closing of the acquisition. The Invitee shall timely provide to the representative designated by the Acquiror the cash consideration for the Shares to be acquired by it pursuant to the offer, together with a limited power-of-attorney authorizing the Acquiror to purchase and acquire such Shares pursuant to the terms of the offer.

(d) Notwithstanding anything contained in this Section 4.3.6 to the contrary, there shall be no liability on the part of the Acquiror to the Invitee if the acquisition of the Shares pursuant to this Section 4.3.6 is not consummated because the Shares specified in the Invitation are not sold for whatever reason; provided that the Acquiror has performed its obligations with respect to any such acquisition as provided in this Section 4.3.6 and no other Shares have been acquired pursuant to such notice.

4.4 Without prejudice to Section 4.1, each Party (i) shall not, prior to the third anniversary of the date that the listing of the Shares (or American depository shares representing the Shares in case of the New York Stock Exchange) on the Korea Stock Exchange and the New York Stock Exchange becomes effective, sell or transfer any of its Shares (including those sales and transfers of Shares under Section 4.3) to the extent such sale or transfer would result in such Party’s (together with its Affiliates’) Ownership Percentage being less than 30%; (ii) shall not sell or transfer any of its Shares (including those sales and transfers of Shares under Section 4.3) to any single Competitor in a single transaction or a series of related transactions to the extent the Shares subject to such transfer constitutes 5% or more of the total issued and outstanding Shares of the Company; and, (iii) shall not sell or transfer any of its Shares (including those sales and transfers of Shares under Section 4.3) to any one Person (including all the Affiliates of such Person) in a single transaction or a series of related transactions to the extent the Shares subject to such transfer constitutes 10% or more of the total issued and outstanding Shares of the Company, in each case, without the prior written consent of the other Party except as permitted under Section 4.5. For the avoidance of doubt, reduction of either Party’s Ownership Percentage as a result of issuance of new shares by LPL to a level below 30% shall not be considered as a breach of this Section 4.4, even in case where such reduction of the Ownership Percentage below 30% would not have occurred if prior sale(s) or transfer(s) of Shares by such Party would not have taken place. For all purposes other than this Section 4.4 (including without limitation, Articles I and VI), however, the exception mentioned in the foregoing sentence shall not apply.

4.5 Any JV Parent may at any time during the First Restricted Period or thereafter, without the consent of the other JV Parent, and without the need to comply with any of the procedures set forth in Sections 4.3, transfer all or any part of its Shares to any of its Affiliates; provided, however, that the Affiliate shall enter into, and deliver to the other JV Parent, an undertaking reasonably satisfactory to the other JV Parent in which it agrees to become a party to and be bound by the provisions of this Agreement. The transferor JV Parent shall remain responsible to the other JV Parent for all of its duties and obligations under this Agreement and shall guarantee the performance by its Affiliate of all of such transferor JV Parent’s duties and obligations under this Agreement. In the event that any Affiliate of Philips of LGE ceases to be an Affiliate as defined in this Agreement, the Shares (if any) owned by such Affiliate shall, prior to the date that such Affiliate ceases to be an Affiliate, be transferred to Philips or LGE or another Affiliate of Philips or LGE as applicable.

4.6 In case a Party desires to sell all or any part of its Shares after the regular trading hours within a stock exchange to (a) pre-specified Person(s) which qualify(ies) as a financial institution or stock broker, such Party shall obtain written assurances from such Person(s) prior to such sale that such Person(s) does not intend the resale of the pertaining Shares by such Person to a Competitor to the extent that such Shares resold would constitute (whether in a single transaction or a series of related transactions) 3% or more of the aggregate number of outstanding Shares.

ARTICLE V

LIQUIDATED DAMAGES

If a JV Parent breaches any of the co-voting arrangements stipulated in Sections 1.1, 1.2.3, 1.4, 1.5 through 1.9 and 2.5, such JV Parent shall immediately pay in cash as liquidated damages a sum of 25 million US dollars to the other JV Parent. If a JV Parent breaches any of the transfer restrictions stipulated in Sections 4.1, 4.2, 4.3, 4.4, 4.5 or 4.6 (for the avoidance of doubt, such breach cannot occur with respect to any decision of either JV Parent to sell Shares in the open market other than in a Block Trade), such JV Parent shall immediately pay in cash as liquidated damages a sum equivalent to 25% of the total proceeds from such transfer in breach of Section 4.

ARTICLE VI

TERMINATION

6.1 Termination

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated herein may, by written notice given at any time, be terminated:

(i)	by either Philips or LGE, upon their mutual written consent;

(ii)	by either Philips or LGE, without liability to the terminating Party on account of such termination if the IPO has not occurred

(other than through the failure of any Party seeking to terminate this Agreement to fully comply with its obligations hereunder) on or before December 31, 2004; provided that, if there would appear to exist reasonable possibilities for a successful IPO to take place within a foreseeable future after such date, this Agreement may not be terminated under this Section 6.1(a)(ii) and the Parties shall extend the effectiveness of this Agreement until June 30, 2005 unless this Agreement is otherwise terminable hereunder;

(iii) by either Philips or LGE, if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived or cured within 30 days after the receipt of the notice thereof; provided, however, that termination pursuant to this Section 6.1(a)(iii) shall not relieve the breaching Party of liability for such breach or otherwise;

(iv) by either Philips or LGE, if any governmental entity shall have issued, enacted, entered, promulgated or enforced an Order, or taken any other action restraining, enjoining or otherwise prohibiting the IPO or the consummation of any other material transactions contemplated herein and, such Order or other action shall have become final and non-appealable; provided that, the right to terminate this Agreement pursuant to this Section 6.1(a)(iv) shall not be available to any Party that has failed to fully comply with its obligations hereunder in any manner that shall have proximately contributed to the occurrence of such Order;

(b) Following the IPO, this Agreement shall automatically terminate when either Party’s Ownership Percentage falls below 10%, even if at any time thereafter such Party’s Ownership Percentage is increased to 10% or higher.

6.2 Effect of Termination

In the event of the termination of this Agreement pursuant to Section 6.1(a) or (b) of this Agreement, this Agreement (other than Section 4.3 (with respect to this Section 4.3, only if this Agreement is terminated due to a breach of a Party, in which case only the non-breaching Party may require the breaching Party to comply with the transfer restriction under Section 4.3, and the breaching Party may not require the non-breaching Party to comply with the transfer restriction under Section 4.3), Article V, Section 6.2, Article VII and Article VIII which shall remain in full force and effect) shall forthwith become null and void and no Party (or any of their respective representatives or stockholders) shall have any liability or further obligation to any other Party, except as provided in this Section 6.2; provided, however, that if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party, the terminating Party’s rights to pursue all legal remedies with respect to such breach shall survive such termination unimpaired.

ARTICLE VII

CONFIDENTIALITY

7.1 For a period of five (5) years after the date of disclosure thereof to Philips or LGE, as the case may be, Philips and LGE will, and will cause each Affiliate of Philips or the LGE, as the case may be, to, keep secret and not disclose to third parties in any manner whatsoever, in whole or in part, any information (i) obtained by any of its officers, employees or agents in connection with service as an officer, director, auditor, employee or agent of LPL or (ii) obtained by any Party or any of its officers, employees or agents in connection with the exercise of any such Party’s rights under this Agreement, concerning each other and each other’s business, assets and operations (hereinafter referred to as “Confidential Information”), and Confidential Information may not be used by any Party other than as reasonably necessary in connection with the exercise of such Party’s rights under this Agreement. Notwithstanding the foregoing, that Philips or LGE may disclose or use information which:

(a) was proven to be already in the receiving Party’s possession before such disclosure by objective evidence, provided that such information is not known by the receiving Party to be subject to another confidentiality agreement with, or other obligation of secrecy to, the disclosing Party or another party;

(b) becomes generally available to the public other than as a result of a disclosure in violation of this Section 7.1 by the receiving Party;

(c) becomes available to the receiving Party on a non-confidential basis from a source which is not known by the receiving Party to be bound by a confidentiality agreement with, or other obligation of secrecy to, the disclosing Party ; and

(d) is required to be disclosed in connection with compliance with any applicable law, regulation or order (including, without limitation, in connection with the IPO or any subsequent public offering of Shares); provided that the receiving Party shall use commercially reasonable efforts to cooperate with the disclosing Party to minimize the disclosure to the extent reasonably practicable.

7.2 Except as otherwise specifically provided to the contrary in this Agreement, Philips and LGE shall deal with Confidential Information so as to protect it from disclosure with a degree of care not less than that used by it in dealing with its own information intended to remain exclusively within its knowledge and shall take reasonable steps to minimize the risk of disclosure of such Confidential Information and information concerning this Agreement by ensuring that only its officers, directors and employees and the officers, directors and employees of its professional advisers (and no other Persons) who have a bona fide “need to know” such Confidential Information for purposes permitted or contemplated hereby (“Authorized Persons”) shall have access thereto, and shall cause such Authorized Persons to treat such Confidential Information in strict confidence as provided herein and each Party shall return to the other Party, immediately upon termination of this Agreement or upon such other Party’s request, all Confidential Information furnished by the other Party; and the receiving Party shall, to the extent legally permissible and technically feasible using commercially reasonable efforts, destroy all analyses, studies, compilations or other documents prepared by receiving Party or its Affiliates or their advisors containing Confidential Information (and all copies thereof, other than one copy to be retained for record-keeping purposes only by the receiving Party or its advisors or legal counsel).

7.3 This Agreement or its contents may be disclosed as required by law, regulation or order as contemplated by clause (d) above, but the disclosing Party shall use its commercially reasonable efforts to secure that its contents be held confidential and will only disclose such information after notice to, and consultation with, the other Party, if feasible.

7.4 The Parties agree that money damages would not be a sufficient remedy for any breach of this Article VII by either Party or its representatives and that either Party shall be entitled to specific performance and injunctive or other equitable relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or in equity to such Party.

ARTICLE VIII

MISCELLANEOUS

8.1 No Party may assign any of its rights under this Agreement (including by merger or other operation of law) without the prior written consent of the other Party, and any attempted or purported such assignment without such consent or without strict compliance with this Agreement shall be void, except that LGE or Philips may assign all of their respective rights and obligations under this Agreement to any Affiliate in connection with a transfer pursuant to Section 4.4, provided, however, that as a condition to and prior to the effectiveness of any such assignment, the assignee shall enter into, and deliver to the other Party, the agreement and undertaking contemplated by Section 4.4. Subject to the foregoing, this Agreement and all of the provisions hereof shall apply to, be binding upon, and inure to the benefit of the Parties and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

8.2 This Agreement, including the Annexes hereto and the other agreements and written understandings referred to herein or otherwise entered into by the Parties on the date hereof, constitute the final and complete expression of their agreement and understanding with respect to the subject matter herein and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, negotiations and understandings whether oral or written, by any Party or by any director, officer, employee, agent or Affiliate of any Party.

8.3 This Agreement may be amended or modified only by written instrument signed by the Parties.

8.4 All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date delivered by hand or by overnight courier service, or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission, or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses:

For Philips:

Koninklijke Philips Electronics N.V.

Amstelplein 2, 1096 BC

Amsterdam, The Netherlands

Telefacsimile: +31 20 5977230

Attention: General Counsel

For LGE:

20 Yeoido-Dong,

Youngdung po-ku,

Seoul, Korea

Telefacsimile: (822)3777-5060

Attention: Chief Executive Officer

or to such other Persons or addresses as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

8.5 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW.

8.6 All disputes arising out of, relating to or in connection with this Agreement or any of the other agreements to be entered into pursuant to this Agreement shall be resolved by binding arbitration, and each Party waives any right it may otherwise have to such a resolution of any dispute within the scope of this Section 8.6 by any means other than arbitration pursuant to this Section 8.6. Notwithstanding the foregoing, each of Philips and LGE shall be entitled to seek temporary and preliminary injunctive relief in a court of competent jurisdiction for any violation by any Party of the provisions of this Agreement. The place of arbitration shall be New York, New York, USA. The arbitration must be held in the English language in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “Rules”) and shall be heard by three (3) arbitrators appointed under the Rules; provided, however that each arbitrator shall be an attorney or former judicial officer admitted to practice law in New York. Any award of the arbitral tribunal must be rendered in writing, must state the grounds on which it was based and will be final and binding. The administrative costs and fees of arbitration shall as an initial matter be borne equally by the Parties to such arbitration, but the arbitral tribunal shall have the authority to award the administrative costs and fees of arbitration. Judgment upon any arbitral award rendered under the preceding paragraph may be entered in any competent court, and any Party may apply to such court for judicial recognition of that award and an order of enforcement as the law of such jurisdiction may require and allow. Each Party hereby agrees that any judgment upon an arbitral award rendered against it hereunder may be executed against its assets in any jurisdiction. The arbitrators shall have no authority to award punitive or exemplary damages. Neither shall any Party be entitled to recover, nor shall the arbitrators have any power to award, any incidental or consequential damages, including but not limited to any claim for lost profits. Each Party shall bear its own attorneys’ fees, but the arbitrators shall have the authority to award attorneys’ fees, in whole or in part, to any Party.

8.7 In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

8.8 To the extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.9 The rights and remedies of the Parties are cumulative and not alternative. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a Party’ to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

8.10 The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning, construction or interpretation of, this Agreement.

8.11 For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

8.12 This Agreement is written only in the English language. Any translations of this Agreement into any other language shall be only for the convenience of a Party and shall in no way affect the interpretation or enforcement of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their officers duly authorized as of the date first written above.

Koninklijke Philips Electronics N.V.		LG Electronics Inc.
By: /S/ JAN HOMMEN		By: /S/ YOUNG SOO KWON
Name:	Jan Hommen	Name:	Young Soo Kwon
Title:	Vice Chairman and Chief Financial Officer	Title:	Chief Financial Officer

LIST OF DEFINED TERMS

“Acquiror” shall have the meaning described in Section 4.3.6.

“Affiliate” shall mean shall mean with respect to any person, any other Person Controlling, Controlled by or under common Control with such Person.

“AOI” means the articles of incorporation of the Company and any amendments or supplements thereto or restatements thereof.

“Authorized Persons” shall have the meaning described in Section 7.2.

“Block Trade” shall mean any sale of Shares to a pre-specified Person (not including financial institutions or stock brokers) after the regular trading hours within a stock exchange.

“Board” shall have the meaning described in Section 1.1.

“CEO” shall mean the chief executive officer of LPL.

“CFO” shall mean the chief financial officer of LPL.

“Company” shall have the meaning described in the Preamble.

“Competitor” shall mean any of the Persons in display business (including its Affiliates whether listed or not) set forth in a list annually prepared on a reasonable basis and submitted by the end of each January to the JV Parents by the Company as a listing of Persons which the Company reasonably considers as its competitors in the display business; provided that, if there is a significant change in the market or the competition in the market, the above list may be updated by the Company; and provided further that, in case an annually renewed list is not timely received by the end of January, the previous list submitted shall continue to be valid until such renewed list is received.

“Confidential Information” shall have the meaning described in Section 7.1.

“Control” of a Person shall mean direct or indirect ownership of 50% or more of the outstanding voting securities of a corporate Person with the right to vote for the election of directors or the equivalent thereof or comparable voting interest in a non-corporate Person and shall also mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person. The terms “Controlling” and “Controlled” shall have correlative meanings.

“Director” shall have the meaning described in Section 1.1.

“First Restricted Period” shall have the meaning described in Section 4.1.

“Invitation” shall have the meaning described in Section 4.3.6.

“Invitee” shall have the meaning described in Section 4.3.6.

“IPO” shall have the meaning described in the Preamble.

“Joint Representative Directors” shall mean the joint representative directors of the Company in accordance with Korean law and the AOI.

“JV Parents” shall have the meaning described in the Preamble.

“LGE” shall have the meaning described in the Preamble.

“LGE Directors” shall have the meaning described in Section 1.1.

“LPL” shall have the meaning described in the Preamble.

“Offered Shares” shall have the meaning described in Section 4.3.1.

“Offeree Party” shall have the meaning described in Section 4.3.1.

“Offering Party” shall have the meaning described in Section 4.3.1.

“Order” shall mean any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent).

“Outside Director” shall have the meaning described in Section 1.1.

“Outside Director Nomination and Corporate Governance Committee” shall have the meaning described in Section 1.1.

“Ownership Percentage” shall mean the number of the Shares held (whether directly or indirectly, as beneficial owner or otherwise) by a JV Parent divided by the aggregate number of outstanding Shares, the result multiplied by 100.

“Parent Directors” shall have the meaning described in Section 1.1.

“Participation Notice” shall have the meaning described in Section 4.3.6.

“Party” shall have the meaning described in the Preamble.

“Person” shall mean any individual, corporation (including any non-profit corporation), association, general or limited partnership, organization, business, limited liability company, firm, governmental entity, joint venture, estate, trust, unincorporated organization or any other entity, association or organization.

“Philips” shall have the meaning described in the Preamble.

“Philips Directors” shall have the meaning described in Section 1.1.

“Proposed Shares” shall have the meaning described in Section 4.3.6.

“Rules” shall have the meaning described in Section 8.6.

“SEA” shall have the meaning described in Section 1.1.

“Shares” shall have the meaning described in the Preamble.

“Shareholder” means a shareholder of the Company.

“Shareholders Meeting” shall have the meaning described in Section 1.1.

“Single Representative Director” shall mean the single representative director of the Company in accordance with Korean law and the AOI.

“Tag-along Acceptance Notice” shall have the meaning described in Section 4.3.4.

Annex 2.1a

The AOI effective as of the date of this Agreement*

*	Included as Exhibit 3.1 (previously filed)